EXHIBIT 99.2














































              FROZEN FOOD EXPRESS INDUSTRIES, INC.
                      401(k) SAVINGS PLAN

         STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                  December 31, 2001 and 2000



                                                  2001          2000
                                                  ----          ----
Investments                                   $16,295,625   $14,968,072
Participant notes receivable                    1,215,761     1,096,355
Employer contributions receivable                  43,239        94,173
Employee contributions receivable                 143,697       121,333
                                               ----------    ----------
   Total investments                           17,698,322    16,279,933

Less:
Benefits payable                                1,893,432     2,302,598
                                               ----------    ----------

   Net assets available for plan benefits     $15,804,890   $13,977,335
                                               ==========    ==========


     See accompanying notes and report of independent public accountants.







































                 FROZEN FOOD EXPRESS INDUSTRIES, INC.
                       401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

             Years Ended December 31, 2001, 2000 and 1999



                                      2001            2000         1999
                                      ----            ----         ----
Investment income:
   Dividend income                 $   94,463     $   200,154   $  231,742
   Interest income                    219,148         198,558      161,774
                                   ----------      ----------    ---------
                                      313,611         398,712      393,516
                                   ----------      ----------    ---------

Administration expense               (158,408)       (196,995)    (137,977)
Realized (loss) gain               (1,450,177)     (1,329,717)     175,135
Net unrealized appreciation
 (depreciation)in market value of
 investments                        1,519,821      (3,898,991)  (8,236,868)
Employee contributions              2,159,034       2,371,661    2,154,142
Employer contributions                991,054       1,309,519    1,361,160
                                   ----------      ----------   ----------
                                    3,061,324      (1,744,523)  (4,684,408)

Decrease in fair
  Market value of plan benefits
  Payable to participants          (1,547,380)     (3,248,303)  (1,591,272)
                                   ----------      ----------   ----------
    Net increase (decrease)         1,827,555      (4,594,114)  (5,882,164)


Assets transferred from:
  FFE Transportation Services, Inc.
    Employee Stock Ownership Plan       --          5,063,801       --
  Conwell Corporation Employee
    Stock Ownership Plan  (Note 4)      --            541,720       --


Net assets available for plan
  Benefits at beginning of year    13,977,335      12,965,928   18,848,092
                                   ----------      ----------   ----------
Net assets available for plan
  Benefits at end of year         $15,804,890     $13,977,335  $12,965,928
                                   ==========      ==========   ==========


     See accompanying notes and report of independent public accountants.





















                     FROZEN FOOD EXPRESS INDUSTRIES, INC.
                              401(k) SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS

                              December 31, 2001

1. Description of the Savings Plan
   ------------------------
   The Frozen Food Express Industries, Inc. 401(k) Savings Plan (the "Savings Plan") is a defined contribution plan covering substantially all employees of Frozen Food Express Industries, Inc. ("FFEX") and its wholly-owned subsidiaries (the "Employer"). The Savings Plan is designed to comply with the Employee Retirement Income Security Act of 1974 ("ERISA") and to allow employees the option of investing in common stock of the Employer or in other investment funds designated by the Savings Plan committee. Participants should refer to the Savings Plan agreement for a more complete description of the Savings Plan's provisions.

   Contributions - Participants may elect to contribute to the Savings Plan through periodic payroll deductions, subject to limits defined by the Savings Plan. Employee contributions, excluding rollovers, amounted to $2,126,687, $2,072,414, and $1,848,504, in 2001, 2000, and 1999,
   respectively. In addition, Employer cash contributions to the Savings Plan amounted to $928,615, $1,309,519 and $1,361,160 in 2001, 2000 and
   1999, respectively. During 2001, 29,059 shares of FFEX treasury stock, valued at $62,439 were contributed to the Savings Plan.

   Eligibility - An Employee who completes 90 days of employment with an Employer will enter the Savings Plan on the first business day of the month thereafter.

   Participants' accounts - Each participant account is credited with the participant's contributions and an allocation of (a) the Employer's contributions, (b) plan earnings, and (c) forfeitures of terminated participants' non-vested accounts. Allocations of plan earnings are based on participants' account balances, allocation of Employer's contributions are based on participants' quarterly contributions, and allocations of forfeitures are based on the participants' annual compensation.

   Participant Notes Receivable - Participants may borrow from their fund accounts an amount not to exceed the lesser of $50,000 or 50% of the participant's vested account balance. Loan transactions are treated as a transfer to (from) the investment fund and from (to) Participant Notes Receivable. Loan terms range from one to five years or up to ten years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a reasonable rate as determined by the Savings Committee. The interest rates charged for loans made in 2001 and 2000 ranged from 5.75% to 10.50%, respectively. Principal and interest payments are due in substantially level amortized payments payable not less than quarterly through payroll deductions.


   Vesting - Upon termination of employment, participants are entitled to receive 100% of their contributions and any earnings thereon.
   Participants' benefits from Employer contributions begin to vest subsequent to completion of three years of credited service and vest 100% at completion of seven years of credited service as defined by the Savings Plan.

   Investment options - During each of the three years ending December 31, 2001, participants could direct employee contributions in any of ten investment options.

   Stable Value Fund - The fund invests in assets whose principal value remains stable regardless of stock and bond market fluctuations.
   The Savings Plan committee has selected the Schwab Institutional Advantage Money Fund as the investment vehicle for this fund.

   Intermediate Bond Fund - The fund invests in fixed-income securities including corporate bonds, U.S. government securities, mortgage-related securities, and money-market instruments. The Savings Plan committee has selected the PIMCO Total Return Institutional Fund as the investment vehicle for this fund.

   Mixed Investment Fund - The fund may invest a large portion of its assets in common stock and convertible securities. Prospective dividends and earnings are major considerations in these purchases. The Savings Plan committee has selected the Janus Balanced Fund as the investment vehicle for this fund.

   Stock Index Fund - The fund attempts to replicate the aggregate return and risk of the Standard & Poor's 500 index. The fund will purchase all, or a representative sample of all the stocks held in the S&P 500 index. The Savings Plan committee has selected the Schwab S&P 500 Index Fund as the investment vehicle for this fund.

   Basic Stock Fund - The fund seeks capital appreciation by investing primarily in securities that are expected to grow at an above-average rate. The Savings Plan committee has selected the MFS
   Massachusetts Investment Trust Fund-Class A and the Dreyfus
   Appreciation fund as the investment vehicles for this fund.

   Growth Stock Fund - The fund invests primarily in common stocks and favors securities of companies expected to benefit from special favors or trends. The Savings Plan committee has selected the Managers Special Equity Fund as the investment vehicle for this fund.

   Small Cap Stock Fund - The fund seeks capital growth by investing in small-sized companies that are currently considered undervalued or demonstrate growth in earnings and revenue. The Savings Plan committee has selected the Baron Asset Fund as the investment vehicle for this fund.

   International Stock Fund - The fund invests primarily in stocks and debt securities of companies and governments outside the United States. The Savings Plan committee has selected the Deutsche International Equity Investment Fund as the investment vehicle for this fund.

   Technology Sector Fund - This fund invests primarily in stocks of companies engaged in technology-related fields, such as computers, communications, video and electronics. The Savings Plan committee has selected Investco Technology II Fund as the investment vehicle for this fund.

   Frozen Food Express Industries, Inc. Common Stock - Funds that are invested in the common stock of FFEX.

   Administration - The Savings Plan is administered by a committee appointed by the Board of Directors of FFEX. Administrative expenses not paid by FFEX are paid by the Savings Plan.

   Termination of the Plan - While no Employer has not expressed any intent to discontinue its contributions, Employers are free to discontinue contributions and FFEX may terminate the Savings Plan at any time. If terminated, net assets of the Savings Plan would be distributed to participants and beneficiaries as prescribed by the terms of the Savings Plan, in accordance with ERISA. Upon termination of the Savings Plan, participants' accounts become 100% vested.

   Tax status - The United States Treasury Department has advised that the Savings Plan constitutes a qualified trust under Section 401(a) of the Internal Revenue Code (the "Code") and is therefore exempt from federal income tax under provisions of Section 501(a) of the Code. Participant contributions, Employer contributions, and earnings from the Savings Plan are not includable in the participant's taxable income until such amounts are distributed to the participant or to the participant's beneficiary.

   Forfeited accounts - At December 31, 2001, forfeited nonvested accounts totaled $90,635. These accounts will be used to reduce Employer expenses. Also, in 2001, Employer contributions were reduced by $229,482 from forfeited nonvested accounts.

2. Summary of significant accounting policies
   -------------------------------------------
   Basis of accounting - The financial statements of the Savings Plan are under the accrual method of accounting.

   Accounting estimates - The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires the Savings Plan Committee to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual outcomes may vary from these estimates.

   Valuation of investments - Investments are valued based on the quoted market price on the last day of the year. The change in the difference between current market value and cost of the investment is reflected in the statement of changes in net assets available for plan benefits by investment fund as net unrealized appreciation or depreciation in market value of investments.

3. The following presents net assets of investments at December 31, 2001 and 2000:

                                                        2001             2000
                                                       -----            -----

Frozen Food Express Industries, Inc. Common Stock
   4,358,964 and 4,538,307 shares, respectively     $8,025,443*    $ 7,542,338*

Deutsche International Equity Fund,
   13,775 and 7,440 shares, respectively               241,725         171,932

Baron Asset Fund,
   9,752 and 5,803 shares, respectively                405,329         299,835

Dreyfus Appreciation Fund,
   16,895 and 12,248 shares, respectively              591,261         472,039

Schwab S&P 500 Index Fund,
   35,961 and 26,760 shares, respectively              603,865         507,497

MFS Massachusetts Investment Trust Fund - Class A,
   64,590 and 57,940 shares, respectively              979,689       1,072,259

Janus Balanced Fund,
   71,456 and 54,302 shares, respectively            1,333,973       1,048,161

PIMCO Total Return Institutional Fund,
   91,637 and 61,388 shares, respectively              899,202         596,504

Invesco Technology II,
   1,788 and 289 shares, respectively                   58,182          17,243

Managers Special Equity Fund,
   1,765 and 99 shares, respectively                   123,609           7,623

Schwab Institutional Advantage Money Fund,
   1,387,412 and 1,226,442 shares, respectively      1,326,851       1,145,549
                                                     ---------       ----------
                                                  $ 14,589,129     $12,880,980
                                                    ==========      ==========

* Nonparticipant-directed shares at December 31, 2001 and 2000 respectively were 2,542,634, and 3,211,860 with net asset value of $5,441,236, and $6,323,511.

During 2001, the Plan's investments (including gains and losses on investments bought and sold, as well held during the year) appreciated in value by $1,708,149 as follows:

                                   Mutual Funds   $  1,225,044
                                   Common Stock        483,105
                                                     ---------
                                                  $  1,708,149
                                                     =========

4. Merger
   -----------
   On January 1, 2000, the Conwell Corporation and FFE Transportation Services, Inc. Employee Stock Ownership Plans (the "ESOP'S") were merged into the Savings Plan. The transfer of net assets was credited to separate participant accounts of the Savings Plan as of January 1, 2000, in amounts equal to their balances as previously carried in the separate accounts of the ESOP'S.

5. Income Tax Status
   ------------------

   The Savings Plan obtained its latest determination letter on August 29, 1996, in which the Internal Revenue Service stated that the plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Savings Plan has been amended since receiving the determination letter. However, the Savings Plan administrator and the tax counsel believe that the Savings Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Savings Plan's financial statements.

6. Divesture
   ----------

   In December 2001, most of the operating assets of one of our subsidiaries were sold. In connection with the sale, the buyer of the assets hired several employees who had been participants in the Savings Plan. These employees became ineligible to participate in the Savings Plan. As of December 31, 2001, net Plan assets which were available to these employees totaled $1,369,502.










   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
   -----------------------------------------


   The Administrative Committee of the Savings Plan for
     Employees of Frozen Food Express Industries, Inc.:


   We have audited the accompanying statements of net assets available for plan benefits of the Savings Plan for Exmployees of Frozen Food Express Industries,Inc. (the "Plan") as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Savings Plan for Employees of Frozen Food Express Industries, Inc. as of December 31,2001 and 2000, and the changes in net assets available for plan benefits in each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules on pages 19, 20, and 21 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement
   Income Security Act of 1974. The supplemental schedules on pages 19, 20 and 21 have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the foregoing basic financial statements taken as a whole.



   /s/ Waters, Wright & Associates, LLP
   -------------------------------------
   Mansfield, Texas
   June 21, 2002





































                              ADDITIONAL INFORMATION













































                    FROZEN FOOD EXPRESS INDUSTRIES, INC.
                            401(k) SAVINGS PLAN

                    ITEM 27a - SCHEDULE OF ASSETS HELD
                         FOR INVESTMENT PURPOSES

                            December 31, 2001


(a)  (b)                  (c)                       (d)      (e)
Identity of Issue        Description of Investment     Cost    Current Value
--------------------     ------------------------     -----     ------------
   Cash                  United States Dollars   $     1,009    $     1,009

*  Frozen Food Express
    Industries, Inc.
     Common Stock         4,358,964 shares        16,943,891      9,328,183

   Deutsche International
    Equity Fund              13,375 shares           322,161        252,386

   Baron Asset Fund           9,752 shares           509,582        433,557

   Dreyfus Appreciation
    Fund                     16,895 shares           719,693        642,345

   Schwab S&P 500 Index
    Fund                     35,961 shares           726,277        635,797

   MFS Massachusetts
    Investment Trust Fund -
    Class A                  64,590 shares         1,276,483      1,070,895

   Janus Balanced Fund       71,456 shares         1,528,634      1,402,691

   PIMCO Total Return
    Institutional Fund       91,637 shares           946,307        958,527

   Invesco Technology II      1,788 shares            70,300         58,241

   Managers Special Equity
    Fund                      1,765 shares           130,147        124,582

   Schwab Institutional
    Advantage Money Fund  1,387,412 shares         1,387,412      1,387,412
                                                   ---------      ----------
                                                 $24,561,896    $16,295,625
                                                  ==========     ==========

   Participants' notes  Interest bearing notes at
    receivable            5.75%-10.50%                  N/A     $ 1,215,761


*  Party-in-interest to the plan.














                  FROZEN FOOD EXPRESS INDUSTRIES, INC.
                         401(k) SAVINGS PLAN

            ITEM 27a - SCHEDULE OF ASSETS ACQUIRED AND SOLD

                         December 31, 2001


(a)                  (b)                                (c)      (d)
Identity of Issue      Description of Investment          Cost      Proceeds
-----------------      -------------------------       ----------   ---------
Frozen Food
Express
Industries, Inc.
Common Stock       691,399 shares FFEX Common Stock*   $2,660,850  $1,380,723


*	These are total shares sold within the plan year, not necessarily just those shares acquired and disposed within the plan year.

	All other investment assets that were both acquired and disposed of during the plan year were interests issued by a company registered under the Investment Company Act of 1940. Therefore, these transactions are excluded from this schedule in accordance with the Specific Instructions for Form 5500.




































                    FROZEN FOOD EXPRESS INDUSTRIES, INC.
                           401(k) SAVINGS PLAN

               ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

                     Years Ended December 31, 2001




                                                     Purchases
                                               --------------------------
Identity Of                                Shares/               Market
 Party Involved     Description             Units        Cost     Value
 -------------      ----------             ------       -----    --------
 2001
 ----

 Frozen Food
 Express
 Industries,
 Inc. *           Common Stock              571,272   $1,289,635  $1,222,522

 MFS Trust        Large-cap Stock            23,801      418,989     394,621

 Schwab           Stable Value              605,809      605,809     605,809

 PIMCO            Intermediate Bond          49,277      523,035     515,437

 Baron            Mid-cap Stock               5,927      283,909     263,514

 Deutsche         International Stock         9,790      211,662     184,737

 Dreyfus          Large-cap Stock             9,079      359,620     345,184

 Janus            Balanced Investment        39,823      802,428     781,725

 Schwab           Stock Index                19,155      354,502     338,660

 Invesco          Technology                  2,639      109,447      85,952

 Managers         Small-cap Stock             1,766      129,612     124,680

* Party in interest to the Plan